As filed with the Securities and Exchange Commission on March 17, 2006
Registration No. 333-____________

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OUTBACK STEAKHOUSE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-3061413 (I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607
(Address of Principal Executive Offices) (Zip Code)

Outback Steakhouse, Inc. Partner Equity Plan
(Full titles of the plan)

Joseph J. Kadow, Esq.
Executive Vice President, Chief Officer - Legal and Corporate Affairs
Outback Steakhouse, Inc.
2202 North West Shore Boulevard, Suite 500, Floor, Tampa, Florida 33607
(Name and address of agent for service)

(813) 282-1225
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To Be	Offering Price	Aggregate Offering	Amount of
Securities To Be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee (2)
Common Stock, $0.01 par value	5,000,000 shares	$42.57	$212,850,000	$22,775

(1)
In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein. This registration statement also includes such additional number of shares as may be required by reason of adjustment to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low price per share of Common Stock as reported on the New York Stock Exchange on March 13, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In connection with the Outback Steakhouse, Inc. Partner Equity Plan (the “Plan”), which is set forth in the Outback Steakhouse, Inc. Partner Equity Deferred Compensation Diversified Plan Document and the Outback Steakhouse, Inc. Partner Equity Deferred Compensation Stock Plan Document, the documents containing the information required by Part I of this registration statement on Form S-8 (this “Registration Statement”) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement is filed for the purpose of registering 5,000,000 shares of common stock, par value $0.01 (the “Common Stock”), of Outback Steakhouse, Inc. (the “Company”) issuable in the aggregate pursuant to the Plan.

Item 3. Incorporation of Documents by Reference.

The following documents of the Company filed with the Securities and Exchange Commission (“Commission”) are incorporated by reference in this Registration Statement and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission on March 16, 2006;

(b)	The Company’s Current Report on Form 8-K filed with the SEC on January 30, 2006; and

(c)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A dated June 5, 1991.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered by this Registration Statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Article VI of the Company’s bylaws provides for indemnification of officers and directors of the Company to the full extent authorized by the aforesaid section of the General Corporation Law of the State of Delaware. Section 9 of Article IV of the bylaws also authorizes the Company to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Company would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of such article or Delaware law.

Section 102(b) of the General Corporation Law of the State of Delaware permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director. Article Eighth of the Company’s Certificate of Incorporation limits a director’s liability in accordance with the aforesaid section of the General Corporation Law of the State of Delaware.

The Company purchases and maintains directors’ and officers’ liability insurance and corporate reimbursement policies insuring directors and officers against losses arising from claims made arising out of the performance of their duties. In addition, the Company has indemnification agreements with each of its directors and officers that, among other things, require it to indemnify such individuals to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4(a)(i)	Certificate of Incorporation of the Company (included as an exhibit to the Company’s Registration Statement on Form S-1, No. 33-40255, and incorporated herein by reference), April 23, 1991

4(a)(ii)	Certificate of Amendment of Certificate of Incorporation (included as an exhibit to the Company’s Registration Statement on Form S-1, No. 33-49586, and incorporated herein by reference), June 15, 1992

4(a)(iii)
Certificate of Amendment of Certificate of Incorporation (included as an exhibit to the Company’s Registration Statement on Form S-3, No. 33-83228, and incorporated herein by reference), August 2, 1994

4(a)(iv)
Certificate of Amendment of Certificate of Incorporation (included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference), April 13, 1997

4(a)(v)	Bylaws of the Company (included as an exhibit to the Company’s Registration Statement on Form S-1, No. 33-40255, and incorporated herein by reference)

4(a)(vi)	Amendment to Bylaws of the Company (included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference), March 13, 2006

4(b)	Form of Stock Certificate (included as an exhibit to the Company’s Registration Statement on Form S-1, No. 33-40255, and incorporated herein by reference)

4(c)(i)	Outback Steakhouse, Inc. Partner Equity Deferred Compensation Diversified Plan Document (filed herewith)

4(c)(ii)	Outback Steakhouse, Inc. Partner Equity Deferred Compensation Stock Plan Document (filed herewith)

23	Consent of PricewaterhouseCoopers LLP (filed herewith)

24	Powers of Attorney (included on signature pages)

Item 9.  Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa and the State of Florida on this 17th day of March, 2006.

OUTBACK STEAKHOUSE, INC.

By: /s/ Joseph J. Kadow
      Joseph J. Kadow, Executive Vice President,
      Chief Officer - Legal and Corporate Affairs

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph J. Kadow, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on March 17, 2006 by the following persons in the capacities indicated below.

Signature	Title

/s/ Chris T. Sullivan Chris T. Sullivan	Director, Chairman

/s/ Robert D. Basham Robert D. Basham	Director, Vice Chairman

/s/ A. William Allen, III A. William Allen, III	Director, Chief Executive Officer (Principal Executive Officer)

/s/ Dirk Montgomery Dirk Montgomery	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ John A. Brabson, Jr. John A. Brabson, Jr.	Director

/s/ William R. Carey, Jr. William R. Carey, Jr.	Director

/s/ General (Ret.) Tommy Franks General (Ret.) Tommy Franks	Director

/s/ Thomas A. James Thomas A. James	Director

/s/ Debbi Fields Rose Debbi Fields Rose	Director

/s/ Lee Roy Selmon Lee Roy Selmon	Director

/s/ Toby S. Wilt Toby S. Wilt	Director

The Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on March 17, 2006.

OUTBACK STEAKHOUSE, INC. PARTNER
EQUITY PLAN

By: OUTBACK STEAKHOUSE, INC., Administrator

By: /s/ Joseph J. Kadow
      Joseph J. Kadow, Executive Vice President,
      Chief Officer - Legal and Corporate Affairs